Exhibit 10.1

ZONE MINING LIMITED
111 Presidential Blvd.
Suite 165
Bala Cynwyd, PA 19004

October 11, 2006

Driveitaway, Inc.
213 West Institute Place
Chicago, IL 60610
Attn: David M. Sola, Chief Executive Officer

Re: Termination of Agreement and Plan of Merger

Reference is hereby made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 21, 2006, by and among Zone Mining Limited, a Nevada corporation (“Parent”), ZM Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Driveitaway, Inc., a Delaware corporation (the “Company”), and Stonewell Partners LLP, the principal shareholder of the Company (the “Principal Shareholder”).

We understand that the boards of directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of their respective stockholders to terminate the Merger Agreement at this time. Accordingly, pursuant to Section 8.1(a) of the Merger Agreement, the Merger Agreement is hereby terminated by each of Parent, Merger Sub, the Company and the Principal Shareholder. Upon execution of this termination letter by the parties hereto, the Merger Agreement shall be of no further force and effect and, except as set forth in Section 8.2 of the Merger Agreement, the parties shall have no further obligations under the Merger Agreement.

Please indicate your acceptance of the foregoing by signing this termination letter and returning a copy of this letter to my attention which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours,

By:	/s/ Stephen P. Harrington
Stephen P. Harrington, President Zone Mining Limited ZM Acquisition Corp.

[Signature page follows]

Driveitaway, Inc.
October 11, 2006

Accepted and agreed this 20th day of October, 2006

DRIVEITAWAY, INC.

By:	/s/ David M. Sola
Name: David M. Sola Title: Chief Executive Officer

STONEWELL PARTNERS LLP

By:	/s/ David M. Sola
Name: David M. Sola Title: Managing Partner